Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the reference to our firm under the caption “Experts” in the registration statement on Amendment No. 1 to Form F-1 of Med BioGene Inc. (the “Registrant”) and the use of our report dated February 9, 2010 relating to the consolidated balance sheets of the Registrant as at December 31, 2009, 2008 and 2007 and the consolidated statements of operations, comprehensive loss and deficit, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009.

/S/ PRICEWATERHOUSECOOPERS LLP

Chartered Accountants

Vancouver, British Columbia, Canada

February 16, 2010